EXHIBIT 11

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

         Set forth below are the bases for the computation of earnings per share for the periods shown.

                                              Year Ended December 31,
Earnings (loss) Per Common Share               2000              1999
                                          ---------------    --------------
     Basic                                    $1.04              $0.17
     Average Shares Outstanding              779,256            742,028
     Diluted                                  $1.01              $0.17
     Average Shares Outstanding              804,394            750,952